Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-152693) and related Prospectus of Republic Services, Inc. for the registration of 208,983,554 shares of its common stock and to the incorporation by reference therein of our reports dated February 20, 2008, with respect to the consolidated financial statements and schedule of Republic Services, Inc., and the effectiveness of internal control over financial reporting of Republic Services, Inc., included in its Annual Report (Form 10-K, as amended on Form 10-K/A filed on May 5, 2008), for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
September 5, 2008